EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES THIRD QUARTER RESULTS
~ Maintains Full Year Net Sales, Operating Profit and Earnings per Share Guidance ~
~ Board Declares Quarterly Dividend ~

Paramus, NJ – November 24, 2015 -- Movado Group, Inc. (NYSE: MOV) today announced third quarter results for the period ended October 31, 2015.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, "We are pleased with our third quarter results which reflect the successful execution of our growth and efficiency strategies during an extremely challenging retail environment. Our solid results were driven by both Movado and our licensed brands portfolio which continue to outperform the overall watch category at retail. We are very excited about our recent launches of both Movado Edge, a watch collection developed in collaboration with world-renowned industrial designer Yves Behar, as well as our connected Movado timepieces which merge modern iconic design and technology. This marks our first entrance into the wearable technology category. We believe these new product launches, combined with the strength of our existing brand portfolio, position us well for the upcoming holiday season."

The Company recorded no unusual items in the third quarter of fiscal 2016. During the first quarter of fiscal 2016, the Company recorded a $2.7 million pre-tax charge, or $0.10 per diluted share, related to operating efficiency initiatives and other items. There were no unusual items recorded in the first nine months of fiscal 2015.

Third Quarter Fiscal 2016 (See attached table for GAAP and Non-GAAP measures)
—	Net sales decreased 1.6% to $185.6 million compared to $188.6 million in the third quarter of fiscal 2015. Net sales on a constant dollar basis increased 2.1% compared to net sales in the third quarter of fiscal 2015.
—	Gross profit was $100.1 million, or 53.9% of sales, compared to $99.8 million, or 53.0% of sales, in the third quarter last year. The increase in gross margin percentage was primarily due to channel and product mix, selective price increases and certain sourcing improvements, partially offset by the unfavorable impact of changes in foreign currency exchange rates.

—	Operating expenses increased $0.1 million, or 0.2%, to $66.6 million compared to $66.5 million in the third quarter last year. This increase was primarily the result of an increase in compensation and benefit expenses mostly offset by the favorable impact of foreign currency exchange rates, as well as lower marketing and selling related expenses.
—	Operating income increased to $33.5 million compared to operating income of $33.3 million in the same period last year.
—	The Company recorded a tax provision of $11.2 million in the third quarter of fiscal 2016 as compared to a tax provision of $10.9 million in the prior year. The effective tax rate in the third quarter of fiscal 2016 was 33.9% compared to an effective tax rate of 32.7% in the third quarter of fiscal 2015.
—	Net income was $21.5 million, or $0.92 per diluted share, compared to net income of $22.2 million, or $0.87 per diluted share, in the third quarter of fiscal 2015.

Nine Month Results Fiscal 2016 (See attached table for GAAP and Non-GAAP measures)
—	Net sales decreased 0.3% to $451.7 million compared to $453.1 million in the same period of fiscal 2015. Net sales on a constant dollar basis increased 4.1% compared to net sales in the first nine months of fiscal 2015.
—	Gross profit was $241.6 million, or 53.5% of sales, compared to $242.6 million, or 53.5% of sales in the same period last year. Adjusted gross profit for the first nine months of fiscal 2016, which excludes $0.7 million in charges related to operating efficiency initiatives and other items in the first quarter of fiscal 2016, was $242.3 million, or 53.6% of sales. The increase in adjusted gross margin percentage was primarily impacted by a favorable shift in channel and product mix, selective price increases and certain sourcing improvements, mostly offset by the unfavorable impact of changes in foreign currency exchange rates.
—	Operating expenses were $183.0 million as compared to $181.2 million in the same period last year. For the first nine months of fiscal 2016, adjusted operating expenses were $181.0 million, which excludes $2.0 million of expenses related to operating efficiency initiatives and other items recorded in the first quarter. Adjusted operating expenses remained relatively flat due to the favorable impact of foreign currency exchange rates as well as lower marketing expenses mostly offset by an increase in compensation and benefit expenses.
—	Operating income was $58.6 million compared to operating income of $61.4 million in the same period last year. Adjusted operating income for the first nine months of fiscal 2016, which excludes $2.7 million of expenses related to operating efficiency initiatives and other items recorded in the first quarter, was $61.2 million or 13.6% of net sales.
—	The Company recorded a tax provision of $20.5 million for the nine month period of fiscal 2016 as compared to a tax provision of $19.2 million for the nine month period of fiscal 2015. The effective tax rate in the fiscal 2016 period was 35.3% compared to an effective tax rate of 31.4% in the fiscal 2015 period. The adjusted effective tax rate for first nine months of fiscal 2016 was 34.0%.
—	Net income was $37.2 million, or $1.55 per diluted share, compared to net income for the nine month period of fiscal 2015 of $41.7 million, or $1.63 per diluted share. Adjusted net income for the first nine months of fiscal 2016 was $39.7 million, or $1.65 per diluted share, which excludes $2.5 million in expenses, net of tax, related to operating efficiency initiatives and other items in the first quarter of fiscal 2016.

Rick Coté, Vice Chairman and Chief Operating Officer, stated, "Despite a difficult global marketplace, our third quarter results are a testament to our continued focus on our strategic approach to grow our business and capture the full potential of our brand portfolio. We are particularly pleased with our performance in Europe in the third quarter, where we continued to see strong sell through at retail. The benefits from our price increases, operating efficiencies and sourcing improvements across our supply chain are materializing and we are continuing to manage our operating expenses prudently."

Mr. Coté continued "Additionally, our balance sheet remains strong with approximately $181 million in cash and decreased inventory levels in the third quarter compared to the prior year period. We remain focused on returning value to shareholders as demonstrated by the repurchase of approximately 275,000 of our shares in the third quarter, as well as our Board's approval of another $0.11 per share regular quarterly dividend today."

Fiscal 2016 Guidance
The Company continues to expect net sales to be in the range of $590 million to $600 million, operating income to increase to approximately $72.0 million to $75.0 million and earnings per share ("EPS") of $2.00 to $2.10 per diluted share. The Company now anticipates net income for fiscal 2016 to be in the range of approximately $47.5 million to $50.0 million, reflecting a higher than previously anticipated effective tax rate. The Company's EPS guidance reflects the higher effective tax rate offset by a lower share count resulting from its share repurchase program. The Company's guidance reflects its current outlook and does not take into account a potential worsening in the global economies or retail environment.  This guidance also assumes no further significant fluctuations from prevailing foreign currency exchange rates as well as no unusual items for fiscal 2016.

Quarterly Dividend and Share Repurchase Program
The Company also announced that on November 24, 2015, the Board of Directors approved the payment on December 18, 2015 of a cash dividend in the amount of $0.11 for each share of the Company's outstanding common stock and class A common stock held by shareholders of record as of the close of business on December 4, 2015.

During the third quarter of fiscal 2016, the Company repurchased approximately 275,000 shares under its share repurchase program. As of October 31, 2015, the Company had $17.2 million remaining under the $100.0 million share repurchase authorization.

Conference Call
The Company's management will host a conference call and audio webcast to discuss its results today, November 24th at 9:00 a.m. Eastern Time.  The conference call may be accessed by dialing 888-438-5525.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com.  The webcast will be archived on the Company's website approximately one hour after the conclusion of the call.  Additionally, a telephonic re-play of the call will be available at 12:00 p.m. ET on November 24, 2015 until 11:59 p.m. ET on December 1, 2015 and can be accessed by dialing (877) 870-5176 and entering replay pin number 894113.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE®, LACOSTE® and SCUDERIA FERRARI® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States ("GAAP").  Specifically, the Company is presenting adjusted gross profit, adjusted gross margin and adjusted operating expenses, which are relevant measures under GAAP, adjusted to eliminate a charge for the operating efficiency initiatives and other items.  The Company is also presenting adjusted operating income, which is operating income under GAAP, adjusted to eliminate a charge for the operating efficiency initiatives and other items.  The Company believes these adjusted measures are useful because they give investors information about the Company's financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations.  The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which is net income, earnings per share and effective tax rate under GAAP adjusted to eliminate the after tax impact of the charge for the operating efficiency initiatives and other items.  The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company's financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations.  Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current year. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same US dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results.  These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release.  The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  "expects," "anticipates," "believes," "targets," "goals," "projects," "intends," "plans," "seeks," "estimates," "may," "will," "should" and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company's products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, the ability of the Company to successfully implement its business strategies, competitive products and pricing, the impact of "smart" watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier's inability to fulfill the Company's orders, the loss of or curtailed sales to significant customers, the Company's dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of the company's major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation,  the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,

	2015	2014	2015	2014

Net sales	$185,629	$188,557	$451,659	$453,069

Cost of sales	85,537	88,715	210,080	210,470

Gross profit	100,092	99,842	241,579	242,599

Operating expenses	66,638	66,509	183,016	181,177

Operating income	33,454	33,333	58,563	61,422

Interest expense	(319)	(78)	(727)	(272)
Interest income	17	51	105	97

Income before income taxes	33,152	33,306	57,941	61,247

Provision for income taxes	11,242	10,889	20,458	19,231

Net income	21,910	22,417	37,483	42,016

Less: Net income attributed to noncontrolling interests	378	208	277	291

Net income attributed to Movado Group, Inc.	$21,532	$22,209	$37,206	$41,725

Per Share Information:
Net income attributed to Movado Group, Inc.	$0.92	$0.87	$1.55	$1.63
Weighted diluted average shares outstanding	23,411	25,616	23,966	25,661

	MOVADO GROUP, INC. GAAP AND NON-GAAP MEASURES (In thousands, except for percentage data) (Unaudited)

	As Reported Three Months Ended October 31,		% Change As Reported	% Change Constant Dollar

	2015	2014

Total Net sales	185,629	188,557	-1.6%	2.1%

	As Reported			% Change
	Nine Months Ended October 31,		% Change As Reported	Constant Dollar

	2015	2014

Total Net sales	451,659	453,069	-0.3%	4.1%

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except per share data)
(Unaudited)

	Net Sales	Gross Profit	Operating Income	Pre-tax Income	Net Income Attributed to Movado Group, Inc.	EPS
Three Months Ended October 31, 2015
As Reported (GAAP)	$185,629	$100,092	$33,454	$33,152	$21,532	$0.92

Three Months Ended October 31, 2014
As Reported (GAAP)	$188,557	$99,842	$33,333	$33,306	$22,209	$0.87

Nine Months Ended October 31, 2015
As Reported (GAAP)	$451,659	$241,579	$58,563	$57,941	$37,206	$1.55
Operating Efficiency Initiatives and Other Items (1)	-	693	2,670	2,670	2,536	0.10
Adjusted Results (Non-GAAP)	$451,659	$242,272	$61,233	$60,611	$39,742	$1.65

Nine Months Ended October 31, 2014
As Reported (GAAP)	$453,069	$242,599	$61,422	$61,247	$41,725	$1.63

(1)	Related to a charge for severance, occupancy expenses and the write-off of certain fixed assets.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 31,	January 31,	October 31,
	2015	2015	2014
ASSETS

Cash and cash equivalents	$181,180	$199,852	$157,937
Trade receivables, net	124,438	74,106	128,638
Inventories	178,965	170,788	182,663
Other current assets	35,972	40,532	37,927
Total current assets	520,555	485,278	507,165

Property, plant and equipment, net	41,331	46,673	45,340
Deferred income taxes	13,476	13,550	13,899
Other non-current assets	37,756	37,522	35,365
Total assets	$613,118	$583,023	$601,769

LIABILITIES AND EQUITY

Accounts payable	$29,514	$27,767	$29,746
Accrued liabilities	50,661	30,933	49,933
Deferred and current income taxes payable	6,951	7,372	12,713
Total current liabilities	87,126	66,072	92,392

Loans payable to bank	40,000	-	-
Deferred and non-current income taxes payable	3,165	3,470	3,578
Other non-current liabilities	29,918	29,196	28,989
Noncontrolling interests	2,468	2,076	2,472
Shareholders' equity	450,441	482,209	474,338
Total liabilities and equity	$613,118	$583,023	$601,769

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended October 31,

	2015	2014
Cash flows from operating activities:
Net income	$37,483	$42,016
Depreciation and amortization	9,438	9,195
Other non-cash adjustments	5,495	4,309
Operating efficiency initiatives and other items	2,670	-
Changes in working capital	(45,571)	(54,051)
Changes in non-current assets and liabilities	725	(120)
Net cash provided by operating activities	10,240	1,349

Cash flows from investing activities:
Capital expenditures	(5,827)	(7,485)
Proceeds from short-term investments	-	33,736
Long-term investments	-	(1,200)
Other investing	(193)	232
Net cash (used in) / provided by investing activities	(6,020)	25,283

Cash flows from financing activities:
Proceeds from bank borrowings	50,000	-
Repayments of bank borrowings	(10,000)	-
Dividends paid	(7,780)	(7,591)
Stock repurchase	(45,932)	(13,150)
Other financing	(587)	1,242
Net cash (used in) financing activities	(14,299)	(19,499)

Effect of exchange rate changes on cash and cash equivalents	(8,593)	(6,855)
Net change in cash and cash equivalents	(18,672)	278
Cash and cash equivalents at beginning of year	199,852	157,659

Cash and cash equivalents at end of period	$181,180	$157,937